EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 26, 2016—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2016.

Net income for the three months ended June 30, 2016 was $1.779 million, or $0.36 per share-basic and diluted, down from $1.828 million, or $0.37 per share-basic and diluted for the same quarter in 2015. Net interest income for the second quarter of 2016, after the provision for loan losses, was $7.018 million, approximately 2.0% higher than the same period in 2015. The provision for loan losses for the three months ended June 30, 2016 was ($147 thousand) compared to $82 thousand for the same period in 2015. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 3.12% in the second quarter of 2016 from 3.39% in the same period in 2015 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the second quarter of 2016 by $56 thousand, or 3.0%, while non-interest expenses increased $334 thousand, or 5.3%, compared to the same period in 2015. The increase in non-interest income was mainly due to an increase in other non-interest income of $67 thousand offset by a decrease in service charges on checking accounts. Non-interest expense increased due to an increase in salary and benefit expense of $137 thousand and an increase in other operating expenses of $286 thousand partially offset by an $89 thousand decrease in occupancy expense.

Net income for the six months ended June 30, 2016 decreased 3.4% to $3.305 million, or $0.68 per share-basic and diluted, from $3.422 million, or $.70 per share-basic and diluted, for the six months ended June 30, 2015. Net interest income for the six months ended June 30, 2016, after the provision for loan losses, increased 0.8% to $13.767 million from $13.649 million for the same period in 2015. Net interest margin for the six months ended June 30, 2016, decreased to 3.12% in 2016 from 3.41% in the same period in 2015. The provision for loan losses for the six months ended June 30, 2016 was ($86 thousand) compared to $266 thousand in 2015. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $120 thousand, or 3.3%, and non-interest expense increased by $492 thousand, or 3.8%, for the six months ended June 30, 2016 when compared to the same period in 2015. The increase in non-interest income was due primarily to an increase in other service charges and fees and an increase in other non-interest income. Non-interest expense increased primarily due to an increase in loan related collection expenses and an increase in salary and benefits costs.

Total assets as of June 30, 2016 increased to $1.015 billion, up $41.080 million, or 4.2%, when compared to December 31, 2015. Deposits increased by $26.754 million, or 3.5%, and loans, net of unearned income, decreased by $27.214 million, or 6.3%, when compared to December 31, 2015. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $2.046 million to $16.017 million at June 30, 2016 as compared to December 31, 2015, because of a decrease in non-accrual loans, other real estate owned and in loans 90 days or more past due and still accruing interest.

During the first half of 2016, the Company paid dividends totaling $0.48 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Six Months Ending
	June 30, 2016	March 31, 2016	June 30 2015	June 30, 2016	June 30, 2015
INTEREST INCOME
Loans, including fees	$4,734	$4,785	$4,988	$9,519	$9,996
Investment Securities	2,851	2,716	2,691	5,567	5,359
Other Interest	40	79	17	119	47

	7,625	7,580	7,696	15,205	15,402
INTEREST EXPENSE
Deposits	451	468	450	919	882
Other borrowed funds	304	301	286	605	605

	755	769	736	1,524	1,487
NET INTEREST INCOME	6,870	6,811	6,960	13,681	13,915
PROVISION FOR LOAN LOSSES	-147	61	82	-86	266

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,017	6,750	6,878	13,767	13,649
NON-INTEREST INCOME
Service charges on deposit accounts	898	887	954	1,785	1,841
Other service charges and fees	608	586	563	1,194	1,095
Other non-interest income	402	343	335	745	668

	1,908	1,816	1,852	3,724	3,604
NON-INTEREST EXPENSE
Salaries and employee benefits	3,479	3,402	3,342	6,881	6,697
Occupancy expense	1,208	1,329	1,297	2,537	2,596
Other non-interest expense	1,968	1,914	1,682	3,882	3,515

	6,655	6,645	6,321	13,300	12,808
NET INCOME BEFORE TAXES	2,270	1,921	2,409	4,191	4,445
INCOME TAXES	491	395	581	886	1,023

NET INCOME	$1,779	$1,526	$1,828	$3,305	$3,422

Earnings per share—basic	$0.36	$0.31	$0.37	$0.68	$0.70

Earnings per share—diluted	$0.36	$0.31	$0.37	$0.68	$0.70

Dividends Paid	$0.24	$0.24	$0.23	$0.48	$0.46

Average shares outstanding—basic	4,880,568	4,875,079	4,870,114	4,877,824	4,873,097
Average shares outstanding—diluted	4,885,951	4,885,094	4,871,012	4,885,222	4,874,004

	For the Period Ended,
	June 30, 2016	March 31, 2016	December 31, 2015
Period End Balance Sheet Data:
Total assets	$1,014,585	$1,002,291	$973,505
Total earning assets	930,332	912,969	894,765
Loans, net of unearned income	402,368	414,476	429,582
Allowance for loan losses	4,809	5,009	6,474
Total deposits	779,659	790,290	753,405
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	92,885	88,502	86,425
Book value per share	$19.05	$18.15	$17.73
Period End Average Balance Sheet Data:
Total assets	$988,756	$983,130	$945,270
Total earning assets	908,706	900,989	863,829
Loans, net of unearned income	413,566	419,057	412,161
Total deposits	766,927	763,831	725,116
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	89,155	87,457	84,250
Period End Non-performing Assets:
Non-accrual loans	$12,796	$12,913	$14,423
Loans 90+ days past due and accruing	16	336	67
Other real estate owned	3,205	3,490	3,573

	As of
	June 30, 2016	March 31, 2016	December 31, 2015
Year to Date Net charge-offs as a percentage of average net loans	0.38%	0.36%	0.03%
Year to Date Performance Ratios:
Return on average assets(1)	0.66%	0.69%	0.80%
Return on average equity(1)	7.28%	7.69%	9.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.12%	3.12%	3.33%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com